SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.



                            FORM 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15 (d) of the
               Securities and Exchange Act of 1934



Date of Report (Date of earliest event reported): January 1, 1995

                   COEUR D'ALENE MINES CORPORATION
     (Exact name of Registrant as specified in its charter)


         Idaho                   1-8641          82-0109423
(State or other jurisdiction   (Commission     (IRS Employer
      of incorporation)        File Number)    Identification
                                                 Number)

     400 Coeur d'Alene Mines Bldg.
     505 Front Avenue
     Coeur d'Alene, Idaho                         83814
 (Address of principal executive offices)      (zip code)


Registrant's telephone number, including area code: (208) 667-3511


                           Not Applicable
   (Former name or former address, if changed since last report)






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Item 5.  Other Events.

          On January 6, 1995, a closing was held under the Asset Contribution Agreement (the "Agreement"), effective as of January 1, 1995, among Coeur d'Alene Mines Corporation ("Coeur"), ASARCO Incorporated ("Asarco"), Callahan Mining Corporation ("Callahan") and Silver Valley Resources Corporation ("Silver Valley").
Pursuant to the Agreement, Asarco and Coeur, as the incorporators of Silver Valley, and Callahan, a wholly-owned subsidiary of Coeur, transferred certain assets to Silver Valley in return for shares of capital stock of Silver Valley, a recently incorporated Delaware corporation. Asarco owns 50% of Silver Valley's outstanding capital stock and Coeur and Callahan own the remaining 50%.

          As a result of the transfer of assets under the Agreement, the mining properties of Silver Valley consist of the fully-developed Coeur and Galena Silver Mines located near Wallace, Idaho, and the adjoining Caladay property, a silver exploration property. Mining activities at the Galena and Coeur Mines were suspended in July 1992 and April 1991, respectively, to conserve the ore reserves at the mines due to then lower silver prices. Asarco has been managing the Galena and Coeur properties under a lease agreement with Coeur and Callahan.

          Pursuant to the Agreement, Asarco contributed to Silver Valley Asarco's (i) ownership interest in the Joint Venture Agreement, dated August 31, 1964, related to the Coeur Mine property; (ii) interest in the lease, dated January 15, 1947, relating to the Galena Mine property; (iii) ownership interest in the Osburn tailings pond; (iv) 75% interest in the royalty deficit related to the Galena Mine property; and (v) ownership interest in certain other assets located in the Coeur d'Alene Mining District. Coeur and Callahan contributed to Silver Valley Coeur's or Callahan's (i) ownership and lease interest in the Coeur Mine property; (ii) ownership and lease interest in the Galena Mine property; (iii) ownership interest in the Caladay operating agreement; (iv) ownership interest in certain properties surrounding the above properties; and (v) 25% interest in the royalty deficit related to the Galena Mine property.

          The Board of Directors of Silver Valley consists of six directors, three of whom, including the Chairman of the Board, are appointed by Asarco and three of whom, including the President, are appointed by Coeur. Pursuant to a Shareholders' Agreement between the parties, certain specified corporate actions may not be taken without the approval of at least 80% of the members of Silver Valley's Board of Directors. Such actions include certain major capital expenditures and asset sales, the commencement of mining operations and approvals of certain operating plans and budgets, substantial borrowings, issuances of capital stock and other specified significant actions. Certain other specified matters require approval by a majority of the members of the Board. As to

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matters requiring a majority vote, if the voting results in a tie at any Board Meeting, the Chairman of the Board of Silver Valley, who also is the Chairman of the Board of Asarco, will decide the issue. The President of Coeur also is the President of Silver Valley and serves on its Executive Committee. Certain other officers of Silver Valley are officers of Coeur or Asarco, which companies may provide management and other services to Silver Valley upon the request of its Board of Directors. Asarco furnishes certain management and other services to Silver Valley pursuant to a Management Services Agreement between Asarco and Silver Valley.

          It is expected that under a two-year plan of development, improving infrastructure and diamond drilling to extend reserves and mine life, Silver Valley will invest approximately $25 million in the further development and exploration at its properties. The reopening of the Galena and Coeur Mines is dependent upon the favorable action of the Board of Directors of Silver Valley, which will base its decision on several factors, including silver prices.

          The Galena Mine began production in 1955 and produced approximately 3.4 million ounces of silver per year while in operation. The Coeur Mine, which began production in 1976, produced an average of 2.4 million ounces of silver per year while in operation. The Caladay property adjacent to the Galena Mine includes a 5,000 foot deep shaft, which is used for ventilation of the Galena Mine and may be used in the future for exploration of both the Galena and the Caladay property.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              COEUR D'ALENE MINES CORPORATION
                              (Registrant)


Dated: January 13, 1995       By:  DENNIS E. WHEELER
                                   Dennis E. Wheeler
                                   Chairman, President and Chief
                                      Executive Officer

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